UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2024

Mistras Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34481	22-3341267
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

195 Clarksville Road
Princeton Junction,	New Jersey	08550
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (609) 716-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mistras Group, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) on December 5, 2024. In the Original Form 8-K, the Company stated, among other things, that the compensation arrangements for Manuel N. Stamatakis in connection with his continuation as Executive Chairman of the Company had not then been finalized and that the Company would report the compensation arrangements when they were finalized. These compensation arrangements were finalized on December 31, 2024 and, accordingly, the Company is filing this Amendment No. 1 to the Original Form 8-K to report these arrangements.

Employment Agreement with Mr. Stamatakis

The Company and Mr. Stamatakis entered into an employment agreement on December 31, 2024 (the “Employment Agreement”) to reflect the terms of his employment by the Company as its Executive Chairman. The Employment Agreement became effective on January 1, 2025 and, at that time, replaced the employment agreement dated October 9, 2023 between the Company and Mr. Stamatakis.

Pursuant to the Employment Agreement, Mr. Stamatakis has an annual base salary of $725,000 and a target annual bonus opportunity equal to 100% of his base salary (with actual payout ranging between 0% and 200% of target, depending on actual performance). Mr. Stamatakis is also eligible for annual equity awards with a target equity incentive opportunity equal to 200% of his base salary (with the resulting award ranging between 0% and 200% of target, depending on actual performance). The terms of such annual awards will be determined by the Compensation Company of the Company’s Board of Directors, provided that the vesting of such annual awards will accelerate upon any termination of Mr. Stamatakis’ employment other than a termination for Cause.

The Employment Agreement also provides that if Mr. Stamatakis’ employment ceases due to a termination by the Company without cause or his resignation with good reason (as those terms are defined in the Employment Agreement), he will receive the following severance benefits: (i) a lump sum cash payment equal to 200% of his base salary (unless such termination occurs upon or following a change in control of the Company); (ii) a pro rata annual incentive award for the year of his cessation of employment, based on the greater of target or actual performance for the year of termination; (iii) a pro rata portion of performance-based restricted stock units then subject to an open performance period will become earned and vested, based on actual performance through the end of the performance period; and (iv) his time-vested stock options and any previously earned performance-based restricted stock units will vest, to the extent not already vested. Such severance benefits will be conditioned on Mr. Stamatakis’ execution of a release of claims against the Company and its affiliates.

In addition, the Employment Agreement provides that the Company will indemnify Mr. Stamatakis for acts or omissions in his capacity as an officer, director and/or employee of the Company, and advance the expenses of his defense in any proceeding connected to his service as an officer, director and/or employee of the Company, in each case to the maximum extent permitted by applicable law

Stock Option Award to Mr. Stamatakis

Additionally, on December 31, 2024, the Compensation Committee of the Company’s Board of Directors approved the grant to Mr. Stamatakis, of a stock option (the “Stock Option”) for the purchase of 375,000 shares of the Company’s common stock at an exercise price per share equal to the closing price of the common stock, as reported on the New York Stock Exchange, on January 6,2025 ("the Grant Date"). The Stock Option will vest and become exercisable on the first anniversary of the Grant Date, subject to accelerated vesting and exercisability upon termination of Mr. Stamatakis’ employment due to his death or disability. In addition, as noted above, if Mr. Stamatakis’ employment ceases due to his termination by the Company without cause or his resignation with good reason then, pursuant to the Employment Agreement, the vesting and exercisability of the Stock Option will also accelerate. The outside expiration date of the Stock Option is the tenth anniversary of the Grant Date.

The foregoing summaries of the Employment Agreement and the Stock Option are qualified in their entirety by reference to the Employment Agreement and the Form of Option Award Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Amendment No. 1 to the Original Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1    Employment Agreement dated December 31, 2024 between the Company and Manuel Stamatakis
10.2    Form of Stock Option Award Agreement between the Company and Manuel Stamatakis

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISTRAS GROUP, INC.

Date: January 2, 2025	By:	/s/ Michael C. Keefe
		Name:	Michael C. Keefe
		Title:	Executive Vice President, General Counsel and Secretary